614/223-1630


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          ATTN:  Filing Desk, Stop 1-4
          Washington, D.C. 20549-1004

          February 5, 1998

          Re:  Columbus Southern Power Company
               Registration Statement on Form S-3
               File No. 333-35885

          Gentlemen:

          Pursuant to Rule 424(b)(2) and on behalf of Columbus Southern Power Company (the "Company"), submitted herewith is the Prospectus, dated September 23, 1997, as supplemented by the Prospectus Supplement, dated September 29, 1997 and a Pricing Supplement No. 2 dated February 4, 1998, to be used in connection with the anticipated public offering by the Company of its 6.51% Unsecured Medium Term Notes, Series A, due February 1, 2008, in the aggregate principal amount of up to $52,000,000.

          Very truly yours,

          /s/ David C. House

          David C. House

          DCH/mms



                                                             Rule 424(b)(2)
                                                         File No. 333-35885
                                                    CUSIP No.:  19957 R AB9

          Pricing Supplement No. 2 Dated February 4, 1998
          (To Prospectus dated September 23, 1997 and
          Prospectus Supplement dated September 29, 1997)


          $100,000,000

          COLUMBUS SOUTHERN POWER COMPANY

          Unsecured Medium Term Notes, Series A,
          Due From Nine Months to Forty-Two Years from Date of Issue

          Principal Amount:  $52,000,000

          Public Offering Price:  100%

          Agent's Discount or Commission:  .625%

          Original Issue Date:  02-09-1998

          Stated Maturity:  02-01-2008

          Interest Rate:  6.51%

          Form:  Book-Entry


               The Note is subject to redemption at any time, on not less than 30 but not more than 60 days' notice by mail prior to the redemption date, either as a whole or in part at the option of the Company at a redemption price equal to the greater of (i) 100% of the principal amount of the Note then outstanding and
          (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in each case, accrued interest thereon to the date of redemption.

               "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

               "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Note that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Note.

               "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

               "Independent Investment  Banker" means one of  the Reference
          Treasury  Dealers   appointed  by  the   Company  and  reasonably
          acceptable to the Trustee.

               "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in New York City selected by the Company and reasonably acceptable to the Trustee.

               "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

          The Company sold (i) $26,000,000 principal amount of the Notes to the public at the Public Offering Price stated above through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as agents in this transaction and (ii) $26,000,000 principal amount of the Notes to Morgan Stanley & Co. Incorporated as principal in this transaction for resale to one or more investors, at the Public Offering Price stated above, or in certain circumstances, at varying prices related to prevailing market conditions at the time of resale as determined by Morgan Stanley & Co. Incorporated.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




          Prospectus Supplement
          (To Prospectus Dated September 23, 1997)

          $100,000,000

          COLUMBUS SOUTHERN POWER COMPANY

          Unsecured Medium Term Notes, Series A, Due From Nine Months to Forty-Two Years from Date of Issue

          Columbus Southern Power Company (the "Company") may from time to time offer its Unsecured Medium Term Notes, Series A (the
          "Notes"), in the aggregate principal amount of up to $100,000,000. Each Note will mature from nine months to forty-two years from its date of issue.

          Each Note will bear interest at a fixed rate. Unless otherwise indicated in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), interest on each Note will be payable semiannually in arrears on each February 1 and August 1 (each an "Interest Payment Date") and at redemption, if any, or stated maturity.

          The interest rate, if any, Public Offering Price, Stated Maturity, redemption provisions, if any, and certain other terms with respect to each Note will be established at the time of issuance and set forth in a Pricing Supplement.

          Each Tranche of Notes will be represented by one or more global Notes (each a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depository, or another depository (such a Note, so represented, being called a "Book-Entry Note"). Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Book-Entry Notes will not be issuable as certificated notes except under circumstances described herein. See "Supplemental Description of the Notes -- Book-Entry Notes".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Price to    Agents'           Proceeds to
                           Public(1)    Commission(2)     Company(2)(3)

           Per Note  . .    100.000%    .125%-.750%       99.875%-99.250%

           Total . . . .  $100,000,000  $125,000-         $99,875,000-
                                        $750,000          $99,250,000

          (1)  Unless  otherwise  specified   in  the  applicable   Pricing
               Supplement, the price to the public will be 100% of the principal amount.

          (2) The Company will pay to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, each as agent (together, the "Agents"), a commission of from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through such Agent. The Company may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. The Notes may also be sold by the Company directly to investors, in which case no commission will be payable to the Agents. The Company has agreed to indemnify the Agents for certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution" herein.

          (3)  Before  deduction  of   expenses  payable  by   the  Company
               estimated at $235,554, including reimbursement of certain expenses of the Agents.

          The Notes are being offered on a continuous basis by the Company through the Agents which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. The Company may sell Notes at a discount to any Agent, as principal, for resale to one or more investors or other purchasers at varying prices relating to prevailing market prices at the time of resale, as determined by such Agent. The Company also may sell Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there is no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent may reject an order, whether or not solicited, in whole or in part. See "Plan of Distribution" herein.

          Merrill Lynch & Co.           Morgan Stanley Dean Witter


          The date of this Prospectus Supplement is September 29, 1997.



          CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                        SUPPLEMENTAL DESCRIPTION OF THE NOTES

          The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth under "Description of New Notes" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Descrip-tion of the New Notes" in the accompanying Prospectus. The following description of the Notes will apply, unless otherwise specified in a Pricing Supplement.

          General

          The Notes will be issued as a series of Debt Securities under the
          Indenture.    The Notes  will be  limited in  aggregate principal
          amount to $100,000,000.

          The Notes will be issued in fully registered form only, without coupons. Each Tranche of Notes will be issued initially as one or more Book-Entry Notes. Except as set forth herein under "Book-Entry Notes" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as certificated notes. The authorized denominations of Global Notes will be $1,000 and any integral multiple thereof.

          Each Note will mature from 9 months to 42 years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Note may also be subject to redemption at the option of the Company prior to its Stated Maturity.

          The Pricing Supplement relating to a Note will describe the following terms: (1) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be offered (the "Public Offering Price"); (2) the date on which such Note will be issued (the "Original Issue Date"); (3) the date on which such Note shall mature (the "Stated Maturity"); (4) the Interest Payment Dates for such Note; (5) the interest rate for such Note; (6) the terms, if any, regarding the optional or mandatory redemption of such Note, including the redemption date or dates of such Note, if any, and the price or prices applicable to such redemption (including any premium); (7) any applicable discounts or commissions; and (8) any other terms of such Note not inconsistent with the provisions of the Indenture.

          "Business Day" with respect to any Note means any day that (a) in the Place of Payment (as defined in the Indenture) (or in any of the Places of Payment, if more than one) in which amounts are payable as specified in the form of such Note and (b) in the city in which the Trustee administers its corporate trust business, is not a day on which banking institutions are authorized or required by law or regulation to close.

          Payment of Principal and Interest

          Payments of interest on the Notes (other than interest payable at redemption, if any, or Stated Maturity) will be made, except as provided below, in immediately available funds to the owners of such Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depository, as hereinafter defined) as of the Regular Record Date (as defined below) for each Interest Payment Date; provided, however, that if the Original Issue Date of a Note issued as a Global Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the owner of such Note on the related Regular Record Date.

          Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes and any premium and interest thereon payable at redemption, if any, or Stated Maturity will be paid in immediately available funds upon surrender thereof at the office of Bankers Trust Company at Four Albany Street in New York, New York. Should any Note be issued other than as a Global Note, interest (other than interest payable at redemption or Stated Maturity) may, at the option of the Company, be paid to the person entitled thereto by check mailed to any such person. See "Book-Entry Notes" herein.

          If, with respect to any Note, any Interest Payment Date, redemption date or the Stated Maturity is not a Business Day, payment of amounts due on such Note on such date may be made on the next succeeding Business Day, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

          The "Regular Record Date" with respect to a Note (unless otherwise specified in the applicable Pricing Supplement) will be January 15 or July 15, as the case may be, next preceding an Interest Payment Date for Notes or if such January 15 or July 15 is not a Business Day, the next preceding Business Day.

          Each Note issued as a Global Note will bear interest from its Original Issue Date at the fixed interest rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Note will be payable semiannually in arrears on each February 1 and August 1 (each such date, an "Interest Payment Date") and at redemption, if any, or Stated Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Notes will be computed on the basis of a 360-day year of twelve 30-day months.

          Redemption

          Unless otherwise set forth in a Pricing Supplement, the Notes will be subject to redemption by the Company on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to Stated Maturity. On and after the Initial Redemption Date with respect to any Note subject to redemption, such Note will be redeemable in whole or in part in increments of $1,000 at the option of the Company at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given no more than 60 nor less than 30 days prior to the date of redemption.

          Unless otherwise set forth in a Pricing Supplement, the Initial Redemption Price for each Note subject to redemption shall initially be equal to a certain percentage of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Reduction Percentage") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Price and any Reduction Percentage with respect to each Note subject to redemption prior to maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement.

          Book-Entry Notes

          Except under the circumstances described below, the Notes will be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

          Book-Entry  Notes  represented  by  a  Global  Note  will  not be exchangeable for certificated notes and, except under the circumstances described below, will not otherwise be issuable as certificated notes.

          So long as the Depository, or its nominee, is the registered owner of a Global Note, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Notes represented by such Global Note for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the owner of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Book-Entry Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Note and will not be considered the owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

          If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual certificated notes in exchange for the Global Note representing the corresponding Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes represented by the Global note and, in such event, will issue individual certificated notes in exchange for the Global Note representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Note will be entitled to physical delivery of individual certificated notes equal in principal amount to such Book-Entry Note and to have such certificated notes registered in his or her name.
          Individual certificated notes so issued will be issued as registered Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

          DTC has confirmed to the Company and the Agents the following information:

               1. DTC will act as securities depository for the Global Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Note will be issued for each Tranche of Notes, in the aggregate principal amount of such Tranche, and will be deposited with DTC.

               2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

               3. Purchases of  Notes under the DTC system must  be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

               4. To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               6. Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

               7. Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               8. Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

               9. DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

               10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

          The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

          None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following summary describes certain material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers who have purchased Notes at the initial offering price thereof and who hold such Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax exempt entities, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United
          States Holders (as defined below) owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular Tranche of the Notes will be provided in the applicable Pricing Supplement.

          United States Holders

          As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;
          (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

          Payments of Interest. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

          Original Issue Discount. A United States Holder of a Note issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. Notes issued with OID will be referred to as "Original Issue Discount Notes". Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

               This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID
          Regulations"). A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

               In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Notes are made in proportion to the stated principal amount of the Note. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

               Certain of the Notes may be redeemed prior to their Stated Maturity at the option of the Company. Original Issue Discount Notes containing such feature may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such feature should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such feature since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

               United States Holders of  Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods (assuming that no payment other than of qualified stated interest is made prior to maturity). The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

               United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, OID and de minimis OID. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). United States Holders should consult with their own tax advisors about this election.

          Short-term Notes. In the case of Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include any stated interest in income as the interest is received). United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

          Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding any amount attributable to accrued but unpaid "qualified stated interest") and the adjusted tax basis of the Note. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by any OID included in income by the United States Holder and reduced by any cash payments on the Note other than "qualified stated interest" payments. Except as described above with respect to certain Short-Term Notes and except to the extent of any accrued but unpaid qualified stated interest, such gain or loss will be capital gain or loss. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.

          Non-United States Holders

          Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on, or gain from the sale or disposition of, any Note provided that (1) the interest income or gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (3) the Non-United States Holder is not a bank whose receipt of interest on a Note is described in Code Section 881(c)(3)(A), (4) with respect to any gain, the Non-United States Holder, if an individual, is not present in the United States for 183 days or more during the taxable year and (5) the Non-United States Holder provides the correct certification of his status (which may generally be satisfied by providing an IRS Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

          An individual holder of a Note who is a Non-United States Holder at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

          Backup Withholding

          In general, if a holder other than a corporate holder fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to backup withholding, a 31 percent federal backup withholding tax may be withheld from amounts paid to such holder. An individual's taxpayer identification number is such individual's social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the IRS where applicable.

                                 PLAN OF DISTRIBUTION

          The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. Initial purchasers may propose certain terms of the Notes, but the Company will have the right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of Notes sold through it, depending upon Stated Maturity. The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. An Agent may resell a Note purchased by it as principal to another broker-dealer at a discount, provided such discount does not exceed the commission or discount received by such Agent from the Company in connection with the original sale of such Note. The Company may also sell Notes directly to investors on its own behalf at a price to be agreed upon at the time of sale or through negotiated underwritten transactions with one or more underwriters. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

          No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

          The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including certain liabilities under the Securities Act.

          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

          In connection with the offering of the Notes, the Agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the 1934 Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.




          PROSPECTUS



                           COLUMBUS SOUTHERN POWER COMPANY
                                     $100,000,000
                                   Debt Securities

               Columbus Southern Power Company (the "Company") intends to offer, from time to time, up to $100,000,000 aggregate principal amount of its unsecured debt securities, consisting of debentures, notes or other unsecured evidences of indebtedness (collectively, the "New Notes"). The New Notes will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, denomination, interest rate or rates (or manner of calculation thereof), maturity or maturities, initial public offering price, if any, redemption provisions, if any, any listing on a national securities exchange and other specific terms of each series of New Notes in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus supplement and/or pricing supplement thereto ("Prospectus Supplement").

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Company may sell the New Notes through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" herein.

               The date of this Prospectus is September 23, 1997.


               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange, where reports and other information concerning the Company may also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

               -- The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

               -- The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997.

               All documents subsequently filed  by the Company pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                  TABLE OF CONTENTS
                                                                       Page

          Available Information . . . . . . . . . . . . . . . . . . . . . 2
          Documents Incorporated by Reference . . . . . . . . . . . . . . 2
          Table of Contents . . . . . . . . . . . . . . . . . . . . . . . 3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 4
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . 4
          Description of New Notes  . . . . . . . . . . . . . . . . . . . 4
          Recent Developments . . . . . . . . . . . . . . . . . . . . .  10
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . .  10
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  10

                                     THE COMPANY

               The Company is engaged in the generation, purchase, transmission and distribution of electric power to approximately 609,000 customers in central and southern Ohio, and in supplying electric power at wholesale to other electric utility companies, municipalities and non-utility entities engaged in the wholesale power markets. Its principal executive offices are located at 215 North Front Street, Columbus, Ohio 43215 (telephone number:
          614-464-7700). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The Company proposes to use the net proceeds from the sale of the New Notes to redeem or repurchase certain of its outstanding debt and/or preferred stock, to fund its construction program, to repay short-term indebtedness incurred in connection with such purchase or its construction program and for other corporate purposes. Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes.

               The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) for 1997 will be approximately $109,000,000. At August 31, 1997, the Company had approximately $90,000,000 of short-term unsecured indebtedness outstanding.

                          RATIO OF EARNINGS TO FIXED CHARGES

               Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1992 through 1996 and June 30, 1997:

                        12-Month
                      Period Ended                Ratio

                    December 31, 1992             2.05
                    December 31, 1993             0.76(a)
                    December 31, 1994             2.81
                    December 31, 1995             2.97
                    December 31, 1996             3.01
                    June 30, 1997                 3.09

          (a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes of $14,534,000). As a result, earnings for the twelve months ended December 31, 1993 were inadequate to cover fixed charges by $21,744,000. If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.

                               DESCRIPTION OF NEW NOTES

               The New Notes will be issued in one or more series under an Indenture to be entered into between the Company and Bankers Trust Company, as Trustee (the "Trustee"), as may be supplemented and amended from time to time by one or more supplemental indentures (the "Indenture"). Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

               All Notes (including the New Notes) to be issued under the Indenture are herein sometimes referred to as "Notes". Copies of the Indenture, including the form of supplemental indenture and Company Order pursuant to which each series of the New Notes may be issued, are filed as exhibits to the Registration Statement.

               The following statements include brief summaries of certain provisions of the Indenture under which Notes will be issued. Such summaries do not purport to be complete and reference is made to the Indenture for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

          General

               The New Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured debt of the Company, except debt that by its terms is subordinated to the unsecured debt of the Company. The Indenture provides that Notes may be issued thereunder without limitation as to aggregate principal amount and may be issued thereunder from time to time in one or more series or one or more Tranches thereof, as authorized by a Board Resolution and as set forth in a Company Order or one or more supplemental indentures creating such series. (Section 2.01).

               Substantially all of the fixed properties and franchises of the Company are subject to the lien of its first mortgage bonds (the "Bonds") issued under and secured by an Indenture of Mortgage and Deed of Trust, dated as of September 1, 1940, as previously supplemented and amended by supplemental indentures, between the Company and Citibank, N.A., as trustee.

               The New Notes are not convertible into any other security of the Company. Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture do not limit the amount of other debt, secured or unsecured, which may be issued by the Company. In addition, the Indenture does not contain any provisions that afford holders of Notes protection in the event of a highly leveraged transaction involving the Company.

          Maturity,  Interest, Redemption,  Covenants and  Restrictions and
          Payment

               Information concerning the maturity, interest, if any, redemption provisions, if any, sinking fund, if any, any covenants or restrictions, such as limitations on liens or dividend restrictions, and payment with respect to any series of the New Notes will be contained in a Prospectus Supplement.

          Form, Exchange, Registration and Transfer

               Unless otherwise specified in a Prospectus Supplement, New Notes in definitive form will be issued only as registered Notes without coupons in denominations of $1,000 and in integral multiples thereof authorized by the Company. New Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or the Security Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar with respect to New Notes. The Company may change the place for registration of transfer and exchange of the New Notes and may designate one or more additional places for such registration and exchange. (Sections 2.05 and 4.02).

               The Company shall not be required to (i) issue, register the transfer of or exchange any New Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Notes and ending at the close of business on the day of such mailing or
          (ii) register the transfer of or exchange any New Notes or portions thereof called for redemption in whole or in part. (Section 2.05).

          Payment and Paying Agents

               Unless otherwise indicated in a Prospectus Supplement, payment of principal of and premium, if any, on any New Note will be made only against surrender to the Paying Agent of such New Note. Principal of and any premium and interest on New Note will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such New Note.

               Unless otherwise indicated in a Prospectus Supplement, the Trustee initially will act as Paying Agent with respect to New Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

               All moneys paid by the Company to a Paying Agent for the payment of the principal of and premium, if any, or interest, if any, on any New Notes that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Note will thereafter look only to the Company for payment thereof. (Section 11.04).

          Modification of the Indenture

               The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Notes of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Notes; provided, that no such modification may, without the consent of the holder of each outstanding Note affected thereby, (i) extend the fixed maturity of any Notes of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Security (as defined in the Indenture) that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture, (ii) reduce the percentage of Notes, the holders of which are required to consent to any such supplemental indenture, or (iii) reduce the percentage of Notes, the holders of which are required to waive any default and its consequences. (Section 9.02).

               In addition, the Company and the Trustee may execute, without the consent of any holder of Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of Notes. (Sections 2.01, 9.01 and 10.01).

          Events of Default

               The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of
          Notes:

                    (a) failure for  30 days  to pay interest  on Notes  of
               that series when due and payable; or

                    (b) failure for 3 Business Days to pay principal or premium, if any, on Notes of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

                    (c) failure by  the Company to  observe or perform  any
               other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 33% in principal amount of the outstanding Notes of that series; or

                    (d) certain events  involving bankruptcy, insolvency or
               reorganization of the Company; or

                    (e) any other event of default provided for in a series
               of Notes. (Section 6.01).

               The Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of Notes may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06).

               The holders of a majority in aggregate outstanding principal amount of any series of Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02).

               The holders of a majority in aggregate outstanding principal amount of any series of Notes affected thereby may, on behalf of the holders of all Notes of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Notes of such series. (Section 6.06). The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d)).

          Consolidation, Merger and Sale

               The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Notes. (Section 10.01).

          Legal Defeasance and Covenant Defeasance

               Notes of any series may be defeased in accordance with their terms and, unless the supplemental indenture or Company Order establishing the terms of such series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Note, to replace destroyed, lost or stolen Notes and to maintain agencies in respect of the Notes) with respect to the Notes of such series and the Indenture ("legal defeasance"). The Company at any time also may terminate as to a series its obligations with respect to the Notes of that series under any restrictive covenant which may be applicable to that particular series ("covenant defeasance").

               The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, the particular series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to that particular series.

               To exercise either of its defeasance options as to a series, the Company must deposit with the Trustee or any paying agent, in trust: moneys or Eligible Obligations, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Notes of such series that are Outstanding (as defined in the Indenture). Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series and that such holders will realize gain, loss or income on such Notes, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred. (Section 11.01).

               In the event the Company exercises its option to effect a covenant defeasance with respect to the Notes of any series and the Notes of that series are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, the amount of money and Eligible Obligations on deposit with the Trustee may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for such payments. (Section 11.01).

          Governing Law

               The Indenture and Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

          Concerning the Trustee

               AEP System companies, including the Company, utilize or may utilize some of the banking services offered by Bankers Trust Company in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.

                                 RECENT DEVELOPMENTS

               On or about August 14, 1997, eight northeast states filed petitions with the United States Environmental Protection Agency ("Federal EPA") under Section 126 of the Clean Air Act alleging that nitrogen oxides ("NOx") emissions from sources in upwind midwestern states are significantly contributing to non-attainment of the ambient air quality standards for ozone in the petitioning states. These petitions seek the development of controls for the upwind sources in a rulemaking to be undertaken by Federal EPA. The Company's fossil-fired steam generating plants are included (directly or indirectly) as sources in each of these petitions and the rulemaking could require significant reductions of NOx emissions at such plants. The Company believes that these petitions are without merit and will take appropriate steps to challenge any adverse actions taken with respect to these petitions.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of the Notes will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, counsel for any underwriters or agents. Additional legal opinions in connection with the offering of the Notes may be given by John M. Adams, Jr. or David
          C. House, counsel for the Company. Mr. Adams is Assistant General Counsel, and Mr. House is an Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine acts as counsel to affiliates of the Company in connection with certain matters.

                                       EXPERTS

               The  financial  statements and  related  financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 PLAN OF DISTRIBUTION

               The Company may sell the New Notes in any of three ways or in any combination of such ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the New Notes will set forth the terms of the offering of the New Notes, including the name or names of any underwriters, dealers or agents, the purchase price of such New Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

               If underwriters are used in the sale, the New Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of New Notes will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase the New Notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such New Notes if any are purchased.

               New Notes may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Notes in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Notes from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.